UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 28, 2005

Columbia Equity Trust, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-32536	20-1978579
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1750 H Street, N.W., Suite 500, Washington, District of Columbia		20006
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(202) 303-3080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On November 28, 2005, our operating partnership, Columbia Equity, LP, entered into a $75 million secured revolving loan agreement (the "Facility") with Wells Fargo Bank, National Association. The Facility has a two year term with a one year extension option. Availability under the Facility is based on upon the value of the assets that we pledge as collateral. As initial collateral for the Facility, we pledged at closing the Fair Oaks, Greenbriar, Loudoun Gateway IV and Sherwood Plaza properties. Borrowings under the Facility will bear interest at the London Interbank Offered Rate ("LIBOR") plus 1.10% to 1.35%. The exact interest payable under the Facility depends upon the ratio of our total indebtedness to total asset value as measured on a quarterly basis. Based upon the terms of the Facility, this ratio cannot exceed 75%.

The Facility contains customary events of default, including among others, nonpayment of principal, interest, fees or other amounts; material inaccuracy of representations; violation of covenants; and certain bankruptcy events. If an event of default occurs and is continuing under the Facility, the entire outstanding balance under the Facility may become immediately due and payable.

A copy of the revolving loan agreement establishing the terms of the Facility is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The following exhibit is filed herewith this Current Report on Form 8-K.

Exhibit No. Description
10.1 Revolving Loan Agreement between Columbia Equity, LP and Wells Fargo Bank, National Association

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Columbia Equity Trust, Inc.

December 2, 2005	By:	/s/ John A. Schissel

Name: John A. Schissel
Title: Chief Financial Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Revolving Loan Agreement between Columbia Equity, LP and Wells Fargo Bank, National Association